LIMITED POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Gregory K. Silvers, Mark A. Peterson, Paul R. Turvey, Tonya L. Mater and Angela M. Whittaker, signing singly, the undersigned's true and lawful attorney-in-fact to complete and execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of EPR Properties (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and timely file such Forms with the United States Securities and Exchange Commission and any stock exchange or similar authority. The undersigned hereby grants to each such attorney-in-fact full power of substitution or revocation. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, or until earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14 day of August, 2025.

[signature]

Benjamin Nathan Fox

STATE OF Missouri )
)SS
COUNTY OF Jackson )

On this 14 day of August, 2025, before me a Notary Public, personally appeared Benjamin Nathan Fox, whose name is subscribed to the within instrument and acknowledged that he/she executed the same for the purpose therein contained.

LU CINDA R MOSHER
Notary Public - Notary Seal
STATE OF MISSOURI
Clay County
My Commission Expires 08/23/2027
Commission # 23914327

Notary Public

Name: Lucinda R. Mosher

My Commission Expires: 8/23/2027